Exhibit 10.3

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into effective as of April 26, 2021 (the “Effective Date”), by and among Reliant Bancorp, Inc., a Tennessee corporation (“Company”), Reliant Bank, a bank chartered under the laws of the State of Tennessee (“Bank”), and Jerry Cooksey, a resident of the State of Tennessee (“Executive”). Company, Bank, and Executive are sometimes referred to herein collectively as the “Parties,” and each is sometimes referred to herein individually as a “Party.”

R E C I T A L S

A.          Executive is currently employed by Company and Bank as Executive Vice President, Chief Financial Officer of Company and Bank, pursuant to an Employment Agreement by and among Executive, Company, and Bank dated May 27, 2020 (the “Prior Employment Agreement”).

B.          The Parties desire to enter into this Agreement in order to restate the terms and conditions of Executive’s employment with Company and Bank, with this Agreement to supersede and replace the Prior Employment Agreement.

AGREEMENT

In consideration of the premises set forth above and the mutual agreements hereinafter set forth, as well as other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged by the Parties, effective as of the Effective Date, the Parties hereby agree as follows:

1.           Definitions.  When used in this Agreement, the following terms and their variant forms shall have the stated meanings.

(a)          “Affiliate” shall mean, with respect to any entity, any other entity that controls, is controlled by, or is under common control with such entity. For this purpose, “control” means ownership of more than 50% of the ordinary voting power of the outstanding equity securities of an entity.

(b)          “Agreement” shall mean this Employment Agreement together with any amendments hereto made in the manner described in this Agreement.

(c)          “Boards of Directors” shall mean, collectively, the board of directors of Company and the board of directors of Bank and, where appropriate, any committees or other designees thereof.

(d)          “Business of Employer” shall mean (i) during the period Executive is employed with Company or Bank, the business of commercial, retail, consumer, and mortgage banking, as well as any other business conducted by Company or Bank or any of their respective Affiliates from time to time, and (ii) following the termination of Executive’s employment with Company and Bank, the business of commercial, retail, consumer, and mortgage banking, as well as any other business conducted by Company or Bank or any of their respective Affiliates as of or during the two-year period immediately prior to the termination of Executive’s employment.

(e)          “Cause” shall mean, in the context of the termination of this Agreement by Employer:

(i)            a material breach of this Agreement by Executive not cured by Executive within 15 business days after Executive’s receipt of Employer’s written notice of such material breach, including without limitation failure by Executive to perform Executive’s duties and responsibilities in the manner and to the extent required by this Agreement;

(ii)           any act by Executive of fraud against, misappropriation from, or dishonesty to Company or Bank or any Affiliate of Company or Bank;

(iii)          the conviction of Executive of, or Executive’s plea of guilty or nolo contendere to, a felony or any crime involving fraud or moral turpitude;

(iv)          conduct by Executive that amounts to willful misconduct or gross neglect, including prolonged absences without the consent of the Chief Executive Officer of Company (other than due to a condition giving rise to Disability); provided that the nature of such conduct shall be set forth with reasonable particularity in a written notice to Executive who shall have 15 business days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of the Chief Executive Officer of Company, susceptible to a cure;

(v)            the exhibition by Executive of a standard of behavior within the scope of or related to Executive’s employment that is in violation of any written policy, board committee charter, or code of ethics or business conduct (or similar code) of Company or Bank or any Affiliate of Company or Bank to which Executive is subject; provided that the nature of such behavior shall be set forth with reasonable particularity in a written notice to Executive who shall have 15 business days following delivery of such notice to cure such behavior, provided that such behavior is, in the reasonable discretion of the Chief Executive Officer of Company, susceptible to a cure;

(vi)          conduct or behavior by Executive, including without limitation conduct or behavior that is unethical or involves moral turpitude, that, in the reasonable opinion of the Chief Executive Officer of Company, has harmed or could reasonably be expected to harm, in each case in any material respect, the business or reputation of Company or Bank;

(vii)          the receipt of written notice that any regulatory agency or authority having jurisdiction over Company or Bank or any Affiliate of Company or Bank has instituted any form of regulatory action or proceeding against Executive; or

(viii)        the removal of Executive from office and/or the prohibition of Executive from participating in the conduct of Bank’s affairs as a result of an order issued under Section 8(e) or Section 8(g) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e) and (g)).

(f)          “Change in Control” shall mean:

(i)            a change in the ownership of Company or Bank within the meaning of Treasury Regulations § 1.409A-3(i)(5)(v);

(ii)           a change in the effective control of Company within the meaning of Treasury Regulations § 1.409A-3(i)(5)(vi)(A)(2); or

(iii)          a change in the ownership of a substantial portion of Company’s or Bank’s assets within the meaning of Treasury Regulations § 1.409A-3(i)(5)(vii), substituting 80% for 40% under Treasury Regulations § 1.409A-3(i)(5)(vii)(A).

(g)          “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)          “Competing Business” shall mean any person (other than Company and Bank and their respective Affiliates) that is conducting any business that is the same as or substantially similar to the Business of Employer.

(i)          “Confidential Information” shall mean all information not generally available to and known by the public, whether spoken, printed, electronic, or in any other form or medium, relating to the business, practices, policies, plans, prospects, operations, results of operations, financial condition or results, strategies, know-how, patents, trade secrets, inventions, intellectual property, records, suppliers, vendors, customers, clients, products, services, employees, independent contractors, personnel, systems, or internal controls of Company or Bank or any Affiliate of Company or Bank, or of any other person that has entrusted information to Company or Bank or any Affiliate of Company or Bank in confidence, as well as any other information that is marked or otherwise identified as confidential or proprietary or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and under the circumstances in which the information is known or used. The term “Confidential Information” shall include information developed by Executive in the course of Executive’s employment by Employer as if Employer furnished such information to Executive in the first instance. The term “Confidential Information” shall not include information that, through no fault of Executive or person(s) acting in concert with Executive or on Executive’s behalf, is generally available to and known by the public at the time of disclosure to Executive or thereafter becomes generally available to and known by the public.

(j)          “Disability” shall mean the inability of Executive to perform the essential functions of Executive’s position under this Agreement, even with Employer’s reasonable accommodation, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months.

(k)          “Employer” shall mean, collectively, Company and Bank.

(l)          “Good Reason” shall mean, in the context of the termination of this Agreement by Executive:

(i)            a material diminution in Executive’s authority, duties, or responsibilities, as compared to Executive’s authority, duties, and responsibilities as of the Effective Date, which is not consented to by Executive in writing;

(ii)           a material diminution in Executive’s Base Salary which is not consented to by Executive in writing;

(iii)          a change in the location of Executive’s primary office that requires Executive to regularly physically report to an office located 50 miles or more from the location of Executive’s primary office as of the Effective Date, which change is not consented to by Executive in writing; or

(iv)          a material breach of this Agreement by Employer.

(m)          “IRS” shall mean the United States Internal Revenue Service.

(n)          “Post-Termination Period” shall mean a period of 24 months (subject to extension as set forth in Section 8(f)) following the date of termination of Executive’s employment.

(o)          “Restricted Area” shall mean (i) during the period of Executive’s employment, a radius of 50 miles from each banking office (whether a main office, branch office, or loan or deposit production office) maintained by Bank or any Affiliate of Bank from time to time during such period of employment and (ii) following the termination of Executive’s employment, a radius of 50 miles from each banking office (whether a main office, branch office, or loan or deposit production office) maintained by Bank or any Affiliate of Bank as of the date of termination of Executive’s employment.

(p)          “Separation from Service” shall have the meaning set forth in, and whether Executive has experienced a Separation from Service shall be determined by Employer in accordance with, Treasury Regulations § 1.409A-1(h).

2.           Executive Duties.

(a)          Position; Reporting.  Executive shall be employed as Executive Vice President, Chief Financial Officer of Company and Bank and shall perform and discharge faithfully the duties and responsibilities which may be assigned to Executive from time to time in connection with the conduct of the Business of Employer. The duties and responsibilities of Executive shall be commensurate with those of individuals holding similar positions at other banks and bank or financial holding companies similarly organized and of comparable size and complexity. Executive shall report directly to the Chief Executive Officer of Company and Bank.

(b)          Full-Time Status.  In addition to the duties and responsibilities specifically assigned to Executive pursuant to Section 2(a), Executive shall:

(i)            subject to Section 2(c), during regular business hours, devote substantially all of Executive’s time, energy, attention, and skills to the performance of the duties and responsibilities of Executive’s employment (reasonable vacations, approved leaves of absence, and reasonable absences due to illness excepted) and faithfully and industriously perform such duties and responsibilities;

(ii)           diligently follow and implement all reasonable and lawful policies and decisions communicated to Executive by the Chief Executive Officer or President of Company or Bank or the Boards of Directors; and

(iii)          timely prepare and provide to the Chief Executive Officer or President of Company or Bank or the Boards of Directors, as applicable, all reports and accountings as may be reasonably requested of Executive.

(c)          Permitted Activities.  Executive shall devote substantially all of Executive’s business time, attention, and energies to the Business of Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other significant business or professional activity, whether or not such activity is pursued for gain, profit, or other pecuniary advantage, provided that, as long as the following activities do not interfere with Executive’s obligations to Employer, this Section 2(c) shall not be construed as preventing Executive from:

(i)            investing Executive’s personal assets in any manner which will not require any services on the part of Executive in the operation or affairs of the subject entity and in which Executive’s participation is solely that of a passive investor, provided that such investment activity following the Effective Date shall not result in Executive owning beneficially at any time 2% or more of the equity securities of any Competing Business; or

(ii)           participating in the activities of civic and professional organizations and associations, attending and participating in banking industry or professional development conferences, authoring or publishing papers or books, or teaching, so long as no such activities interfere with the ability of Executive to effectively discharge Executive’s duties and responsibilities hereunder, provided that the Chief Executive Officer of Company, the board of directors of Company, or the board of directors of Bank may direct Executive in writing to cease any such activities in the event he/she/it reasonably determines that Executive continuing the activities would not be in the best interests of Company or Bank or any one or more of their respective Affiliates.

3.            Term.  The initial term of this Agreement (the “Initial Term”) shall commence on and as of the Effective Date and, unless this Agreement is sooner terminated in accordance with its terms, shall end on the date which is the second anniversary of the Effective Date. At the end of the Initial Term (and the end of any one-year renewal term(s) herein provided for), this Agreement will automatically renew for an additional, successive term of one year, unless Employer, on the one hand, or Executive, on the other, gives the other Party written notice of its election to terminate this Agreement as of the end of the Initial Term (or then-current renewal term) at least 60 days prior to the end of the Initial Term (or then-current renewal term). The Initial Term and any and all such renewal terms are referred to together herein as the “Term.”

4.           Compensation.  During the Term of this Agreement, Employer shall compensate Executive as follows:

(a)          Base Salary.  Executive shall be compensated at a base annual rate of $325,000 per year (the “Base Salary”). Executive’s Base Salary will be reviewed at least annually for adjustment based on an evaluation of Executive’s performance. Executive’s Base Salary will be payable in accordance with Employer’s normal payroll practices.

(b)          Annual Cash Incentive Compensation.

(i)          Executive shall be eligible to participate in any cash incentive or bonus plan or program of Employer in which other executive officers participate, which may be based on annual performance measures established by the board of directors of Company or its designee, including the compensation committee of the board of directors (cash compensation paid or payable to Executive under any and all such cash incentive or bonus plans or programs for any calendar year is referred to as “Annual Cash Incentive Compensation”).

(ii)          Any Annual Cash Incentive Compensation earned shall be payable in cash not later than March 15th of the calendar year following the calendar year in which the Annual Cash Incentive Compensation is earned and otherwise in accordance with Employer’s normal practices for the payment of short-term incentives. The payment of any Annual Cash Incentive Compensation shall be subject to and conditioned on Executive being employed by Employer on December 31st of the year in which the Annual Cash Incentive Compensation is earned (except as set forth in Section 5(g) in the case of the death or Disability of Executive), Executive’s employment with Employer having not been terminated by Employer for Cause prior to the payment of such Annual Cash Incentive Compensation, and the receipt of any approvals or non-objections required from or by any regulatory agency or authority having jurisdiction over Company or Bank. The Parties acknowledge that Executive may not be eligible to receive, or Employer may not be permitted to pay, Annual Cash Incentive Compensation if Company or Bank is subject to restrictions imposed by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation (the “FDIC”), the Tennessee Department of Financial Institutions, or any other regulatory agency or authority, or if Company or Bank is otherwise restricted from making payment of Annual Cash Incentive Compensation under applicable law, rule, or regulation.

(c)          Automobile Allowance.  Executive shall receive an automobile allowance of $1,000 per month, which amount will be subject to applicable withholdings.

(d)          Business Expenses.  Subject to the reimbursement policies of Employer in effect from time to time, Employer will reimburse Executive for reasonable business expenses incurred by Executive in the performance of Executive’s duties and responsibilities hereunder which are consistent with the annual budget approved for the period during which such expenses are incurred; provided, however, that, as a condition to any such reimbursement, Executive shall submit verification of the nature and amount of such expenses in accordance with Employer’s reimbursement policies.

(e)          Vacation.  Executive shall be entitled to 20 days paid vacation per calendar year, prorated for any partial calendar year of service. This Section 4(e) shall apply notwithstanding any less generous vacation policy maintained by Employer, but Executive’s use of such paid vacation shall otherwise be in accordance with Employer’s vacation policy (including the provisions, if any, relating to annual rollover and pay out upon separation of employment) as in effect from time to time.

(f)          Other Benefits.  In addition to the benefits specifically described in this Agreement, Executive shall be entitled to such other benefits as may be available from time to time to employees of Employer generally, including, by way of example only, retirement plan and health, dental, vision, life, and disability insurance benefits. All such benefits shall be made available and administered in accordance with the terms of any applicable written benefit plan or, if no written plan exists, Employer’s standard policies and practices relating to such benefits.

(g)          Reimbursement of Expenses; In-Kind Benefits.  All expenses described in this Agreement as eligible for reimbursement must be incurred by Executive during the Term of this Agreement to be eligible for reimbursement. Any in-kind benefits provided by Employer must be provided during the Term of this Agreement. The amount of reimbursable expenses incurred, and the amount of any in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred. Neither rights to reimbursement nor in-kind benefits shall be subject to liquidation or exchange for other benefits.

(h)          Claw Back of Compensation.  Executive agrees to repay promptly, at the written request of Employer, any compensation (including incentive compensation) previously paid or otherwise made available to Executive, under this Agreement or any other agreement or arrangement with Company or Bank, which is subject to recovery under any law, rule, or regulation (including any rule of any exchange on which any securities of Company are listed or traded). Executive agrees to repay promptly any such compensation identified by Company or Bank. If Executive fails to repay any such compensation promptly, Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to Executive under this Agreement or otherwise. Executive acknowledges that Employer may take appropriate disciplinary action (up to, and including, termination of Executive’s employment for Cause) if Executive fails to promptly repay any such compensation.

(i)          Retention Bonus.  If Executive is still employed by Employer on April 1, 2022, then Employer shall pay Executive a one-time bonus in the amount of $265,000 (the “Retention Bonus”). The Retention Bonus, if payable, will be paid to Executive on April 4, 2022.

(j)          No Representations.  Executive acknowledges that Employer makes no representations with respect to the tax consequences of any of the compensation or benefits provided for under this Section 4.

5.           Termination of Employment.

(a)          Termination by Employer.  During the Term, Executive’s employment may be terminated by Employer:

(i)             at any time for Cause, as determined by the Chief Executive Officer of Company; provided that, before Executive’s employment may be terminated by Employer for Cause pursuant to this Section 5(a)(i), the board of directors of Company, by a vote of a majority of all members of the board of directors of Company other than Executive (if Executive is a member of the board of directors), must have adopted resolution(s) finding that such determination by the Chief Executive Officer of Company is reasonable; or

(ii)           at any time without Cause (provided that Employer shall give Executive at least 30 days prior written notice of termination, or, alternatively, Employer shall have the option to provide Executive a lump sum payment equal to 30 days Base Salary in lieu of such notice, which shall be paid to Executive within 30 days after the termination of Executive’s employment), in which event Employer shall (A) pay to Executive (or, in the event of Executive’s death, Executive’s estate, heirs, or designated beneficiaries, as the case may be) the Retention Bonus, if but only if the Retention Bonus has not already been paid to Executive, the same to be payable in one lump sum payment within 15 days of the date of termination of Executive’s employment, (B) pay to Executive (or, in the event of Executive’s death, Executive’s estate, heirs, or designated beneficiaries, as the case may be) a severance benefit in an amount equal to one times the sum of (1) Executive’s Base Salary as of the date of termination and (2) the average of Executive’s Annual Cash Incentive Compensation for the two years immediately preceding the year in which the termination of employment occurs (the “Standard Severance Amount”), said Standard Severance Amount to be payable in equal installments over the course of the 12-month period beginning 60 days following the date of termination of Executive’s employment in accordance with Employer’s normal payroll practices, and (C) if Executive is eligible for and timely and properly elects health, dental, vision, and/or prescription drug plan benefits continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), timely pay on behalf of Executive the monthly (or other) COBRA premiums for such coverage for Executive and his dependents until the earliest of (x) the one-year anniversary of the date of termination of Executive’s employment, (y) the date Executive is no longer eligible to receive COBRA continuation coverage, and (z) the date on which Executive becomes eligible to receive substantially similar coverage from another employer (notice of which eligibility Executive shall promptly give to Employer) (the “Standard Health Coverage Benefit”). If Employer providing Executive the Standard Health Coverage Benefit under this Section 5(a)(ii) would cause Employer to violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the Parties agree to reform clause (C) of this Section 5(a)(ii) in such manner as is necessary to comply with the ACA while, to the extent reasonably practicable, preserving the Standard Health Coverage Benefit. Notwithstanding the foregoing, Employer shall have no obligation to pay the Standard Severance Amount or provide the Standard Health Coverage Benefit contemplated by this Section 5(a)(ii) unless within 50 days after the date of termination of Executive’s employment Executive executes and delivers to Employer a separation agreement containing a full release of claims and covenant not to sue, the same to be prepared by and in form and substance reasonably satisfactory to Employer (the “Separation Agreement”), and the Separation Agreement becomes fully effective within 60 days after the date of termination of Executive’s employment. Additionally, Employer shall have no obligation to pay the Standard Severance Amount or provide the Standard Health Coverage Benefit contemplated by this Section 5(a)(ii), and the payment and/or provision of the same by Employer shall immediately cease, in the event of a breach by Executive of Section 7 or Section 8.

(b)          Termination by Executive.  During the Term, Executive’s employment may be terminated by Executive:

(i)            at any time for Good Reason, provided that (A) before terminating his employment for Good Reason, (1) Executive shall give notice to Employer of the existence of Good Reason for termination, which notice must be given by Executive to Employer within 60 days of the initial existence of the condition(s) giving rise to Good Reason for termination and shall state with reasonable detail the condition(s) giving rise to Good Reason for termination and (2) Employer shall have 30 days from the effective date of such notice to remedy the condition(s) giving rise to Good Reason for termination and (B) such termination must occur within 12 months of the initial existence of the condition(s) giving rise to Good Reason for termination. In the event of the termination of Executive’s employment for Good Reason, Employer shall (X) pay to Executive (or, in the event of Executive’s death, Executive’s estate, heirs, or designated beneficiaries, as the case may be) the Retention Bonus, if but only if the Retention Bonus has not already been paid to Executive, the same to be payable in one lump sum payment within 15 days of the date of termination of Executive’s employment, (Y) pay to Executive (or, in the event of Executive’s death, Executive’s estate, heirs, or designated beneficiaries, as the case may be) the Standard Severance Amount (provided that, for the avoidance of doubt, if Executive terminates for Good Reason as defined in Section 1(l)(ii), the Standard Severance Amount will be determined based on Executive’s Base Salary immediately prior to the diminution in Base Salary giving rise to termination for Good Reason), in equal installments over the course of the 12-month period beginning 60 days following the date of termination of Executive’s employment in accordance with Employer’s normal payroll practices, and (Z) if Executive is eligible for and timely and properly elects health, dental, vision, and/or prescription drug plan benefits continuation coverage under COBRA, provide Executive the Standard Health Coverage Benefit (provided that, if Employer providing Executive the Standard Health Coverage Benefit under this clause (Z) would violate the nondiscrimination rules applicable to non-grandfathered plans under the ACA, or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the Parties agree to reform this clause (Z) in such manner as is necessary to comply with the ACA while, to the extent reasonably practicable, preserving the Standard Health Coverage Benefit provided for in this clause (Z)). Notwithstanding the foregoing, Employer shall have no obligation to pay the Standard Severance Amount or provide the Standard Health Coverage Benefit contemplated by this Section 5(b)(i) unless within 50 days after the date of termination of Executive’s employment Executive executes and delivers to Employer the Separation Agreement and the Separation Agreement becomes fully effective within 60 days after the date of termination of Executive’s employment. Additionally, Employer shall have no obligation to pay the Standard Severance Amount or provide the Standard Health Coverage Benefit contemplated by this Section 5(b)(i), and the payment and/or provision of the same by Employer shall immediately cease, in the event of a breach by Executive of Section 7 or Section 8; or

(ii)           at any time without Good Reason; provided that Executive shall give Employer at least 30 days prior written notice of termination, all or any part of which 30-day notice period Employer may waive for no consideration by giving written notice of the same to Executive.

(c)          Termination Upon Disability.  During the Term, Executive’s employment may be terminated by Employer upon the Disability of Executive, in which event Employer shall be required to pay to Executive (or, in the event of Executive’s death, Executive’s estate, heirs, or designated beneficiaries, as the case may be) the Retention Bonus, if but only if the Retention Bonus has not already been paid to Executive, the same to be payable in one lump sum payment within 15 days of the date of termination of Executive’s employment. For the avoidance of doubt, termination for Disability under this Section 5(c) shall not be considered termination without Cause.

(d)          Termination Upon Death.  Executive’s employment shall terminate automatically upon the death of Executive. In the event of the termination of Executive’s employment pursuant to this Section 5(d) due to the death of Executive, Employer shall be required to pay to Executive’s estate, heirs, or designated beneficiaries, as the case may be, the Retention Bonus, if but only if the Retention Bonus has not already been paid to Executive, the same to be payable in one lump sum payment within 15 days after the date of Executive’s death. For the avoidance of doubt, termination of Executive’s employment upon the death of Executive under this Section 5(d) shall not be considered termination without Cause.

(e)          Termination by Mutual Agreement.  During the Term, Executive’s employment may be terminated at any time by mutual written agreement of the Parties.

(f)          Non-Renewal of Agreement.  For the avoidance of doubt, the Parties expressly acknowledge and agree that neither the election by a Party to not renew, and therefore to terminate, this Agreement pursuant to Section 3 nor the termination of Executive’s employment at the end of the Term in connection with any such election shall give rise to any severance or other payment or benefit to Executive under this Agreement.

(g)          Effect of Termination.  Upon the termination of Executive’s employment, Employer shall have no further obligations to Executive or Executive’s estate, heirs, beneficiaries, executors, administrators, or legal or personal representatives under or with respect to this Agreement, except for the payment of any amounts earned and owing under Sections 4 as of or for periods prior to the date of termination of Executive’s employment and for any payment(s) required by Section 5(a)(ii), Section 5(b)(i), Section 5(c), Section 5(d), or Section 6; provided that, in the event of the termination of Executive’s employment due to the death or Disability of Executive, Employer shall provide to Executive (or, in the event of Executive’s death, Executive’s estate, heirs, or designated beneficiaries, as the case may be) a pro rata portion of the Annual Cash Incentive Compensation that would have been payable to Executive for the year in which Executive’s death or Disability occurs (prorated based on the number of days elapsed in such year through the date of termination of Executive’s employment), and such pro rata portion shall be paid not later than March 15th of the calendar year following the calendar year in which Executive’s termination of employment occurs and otherwise in accordance with Employer’s normal practices for the payment of short-term incentives.

(h)          Resignations.  Upon the termination of Executive’s employment for any reason, (i) if Executive is a member of the board of directors of Company or the board of directors of Bank, or the board of directors of any Affiliate of Company or Bank, Executive shall, at the request of Employer, resign from Executive’s position(s) on such boards, and (ii) Executive shall, at the request of Employer, resign from any officer position(s) held by Executive at any Affiliate of Company or Bank, in each case with any and all such resignations to be effective not later than the date on which Executive’s employment is terminated unless a later effective date is agreed to by Employer.

6.           Change in Control.

(a)          If within six months prior to or 18 months following a Change in Control Employer (or any successor of or to Employer) terminates Executive’s employment without Cause, Employer (or its successor) shall (i) pay to Executive (or, in the event of Executive’s death, Executive’s estate, heirs, or designated beneficiaries, as the case may be) the Retention Bonus, if but only if the Retention Bonus has not already been paid to Executive, the same to be payable in one lump sum payment within 15 days of the date of termination of Executive’s employment, (ii) pay to Executive (or, in the event of Executive’s death, Executive’s estate, heirs, or designated beneficiaries, as the case may be) a severance benefit in an amount equal to 2.0 times the sum of (A) Executive’s Base Salary as of the date of termination and (B) the average of Executive’s Annual Cash Incentive Compensation for the two years immediately preceding the year in which the termination of employment occurs (the “Change in Control Severance Amount”), said Change in Control Severance Amount to be payable in equal installments over the course of the 24-month period beginning 60 days following the date of termination of Executive’s employment in accordance with Employer’s (or its successor’s) normal payroll practices, and (iii) if Executive is eligible for and timely and properly elects health, dental, vision, and/or prescription drug plan benefits continuation coverage under COBRA, timely pay on behalf of Executive the monthly (or other) COBRA premiums for such coverage for Executive and his dependents until the earliest of (A) the 18-month anniversary of the date of termination of Executive’s employment, (B) the date Executive is no longer eligible to receive COBRA continuation coverage, and (C) the date on which Executive becomes eligible to receive substantially similar coverage from another employer (notice of which eligibility Executive shall promptly give to Employer (or its successor)) (the “Change in Control Health Coverage Benefit”). If Employer (or its successor) providing Executive the Change in Control Health Coverage Benefit under this Section 6(a) would cause Employer (or its successor) to violate the nondiscrimination rules applicable to non-grandfathered plans under the ACA, or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the Parties agree to reform clause (iii) of this Section 6(a) in such manner as is necessary to comply with the ACA while, to the extent reasonably practicable, preserving the Change in Control Health Coverage Benefit provided for in this Section 6(a). Notwithstanding the foregoing, Employer (or its successor) shall have no obligation to pay the Change in Control Severance Amount or provide the Change in Control Health Coverage Benefit contemplated by this Section 6(a) unless within 50 days after the date of termination of Executive’s employment Executive executes and delivers to Employer (or its successor) the Separation Agreement and the Separation Agreement becomes fully effective within 60 days after the date of termination of Executive’s employment. Additionally, Employer (or its successor) shall have no obligation to pay the Change in Control Severance Amount or provide the Change in Control Health Coverage Benefit contemplated by this Section 6(a), and the payment and/or provision of the same by Employer (or its successor) shall immediately cease, in the event of a breach by Executive of Section 7 or Section 8.

(b)          If within six months prior to or 18 months following a Change in Control Executive terminates his employment with Employer (or its successor) for Good Reason (provided that (x) before terminating his employment for Good Reason, Executive shall give notice to Employer (or its successor) of the existence of Good Reason for termination, which notice must be given by Executive to Employer (or its successor) within 60 days of the initial existence of the condition(s) giving rise to Good Reason for termination and shall state with reasonable detail the condition(s) giving rise to Good Reason for termination, and Employer (or its successor) shall have 30 days from the effective date of such notice to remedy the condition(s) giving rise to Good Reason for termination and (y) such termination must occur within 12 months of the initial existence of the condition(s) giving rise to Good Reason for termination), Employer (or its successor) shall (i) pay to Executive (or, in the event of Executive’s death, Executive’s estate, heirs, or designated beneficiaries, as the case may be) the Retention Bonus, if but only if the Retention Bonus has not already been paid to Executive, the same to be payable in one lump sum payment within 15 days of the date of termination of Executive’s employment, (ii) pay to Executive (or, in the event of Executive’s death, Executive’s estate, heirs, or designated beneficiaries, as the case may be) the Change in Control Severance Amount (provided that, for the avoidance of doubt, if Executive terminates for Good Reason as defined in Section 1(l)(ii), the Change in Control Severance Amount will be determined based on Executive’s Base Salary immediately prior to the diminution in Base Salary giving rise to termination for Good Reason), in equal installments over the course of the 24-month period beginning 60 days following the date of termination of Executive’s employment in accordance with Employer’s (or its successor’s) normal payroll practices, and (iii) if Executive is eligible for and timely and properly elects health, dental, vision, and/or prescription drug plan benefits continuation coverage under COBRA, provide Executive the Change in Control Health Coverage Benefit (provided that, if Employer (or its successor) providing Executive the Change in Control Health Coverage Benefit under this clause (iii) would violate the nondiscrimination rules applicable to non-grandfathered plans under the ACA, or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the Parties agree to reform this clause (iii) in such manner as is necessary to comply with the ACA while, to the extent reasonably practicable, preserving the Change in Control Health Coverage Benefit provided for in this clause (iii)). Notwithstanding the foregoing, Employer (or its successor) shall have no obligation to pay the Change in Control Severance Amount or provide the Change in Control Health Coverage Benefit contemplated by this Section 6(b) unless within 50 days after the date of termination of Executive’s employment Executive executes and delivers to Employer (or its successor) the Separation Agreement and the Separation Agreement becomes fully effective within 60 days after the date of termination of Executive’s employment. Additionally, Employer (or its successor) shall have no obligation to pay the Change in Control Severance Amount or provide the Change in Control Health Coverage Benefit contemplated by this Section 6(b), and the payment and/or provision of the same by Employer (or its successor) shall immediately cease, in the event of a breach by Executive of Section 7 or Section 8.

(c)          The compensation and benefits provided for in this Section 6 are, in the context of a Change in Control, intended to be in lieu of the compensation and benefits provided for in Section 5(a)(ii) and Section 5(b)(i). If Executive becomes entitled to the compensation and/or benefits provided for in this Section 6, Executive will not also be entitled to the compensation and/or benefits provided for in Section 5(a)(ii) or Section 5(b)(i).

7.           Confidential Information.

(a)          Executive understands and acknowledges that, during the course of Executive’s employment with Employer, Executive has had and will have access to, and has learned and will learn of and about, Confidential Information. Executive acknowledges and agrees that all Confidential Information of Company or Bank or their respective Affiliates that Executive accesses, receives, learns of, or develops while Executive is employed by Employer, or that Executive has previously accessed, received, learned of, or developed while employed by Employer, shall be and will remain the sole and exclusive property of Company and Bank and their respective Affiliates.

(b)          Executive understands and acknowledges that Company and Bank and their respective Affiliates have invested, and continue to invest, substantial time, money, and specialized knowledge into developing their resources, building a customer base, generating customer and potential customer lists, training their employees, and generally improving their offerings in the field of banking and financial services. Executive understands and acknowledges that, as a result of these efforts, Company and Bank and their respective Affiliates have created and continue to create and use Confidential Information, including highly confidential customer and prospective customer information that is subject to extensive measures by Employer to maintain its secrecy, and that the Confidential Information provides Company and Bank and their respective Affiliates with a competitive advantage over others in the marketplace. Executive also acknowledges and agrees that Executive is being provided and entrusted with access to Employer’s customer and employee relationships and goodwill, that Employer would not provide Executive access to Confidential Information, customer and employee relationships, and goodwill in the absence of Executive’s execution of and compliance with this Agreement, and that Employer’s Confidential Information, customer and employee relationships, and goodwill are valuable assets of Employer and are legitimate business interests that are properly subject to protection through the covenants contained in this Agreement.

(c)          Executive covenants and agrees (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, communicate, or make available Confidential Information, or allow it to be disclosed, communicated, or made available, in whole or in part, to any person (including other employees of Company or Bank or their respective Affiliates) not having a need to know and the authority to know and use the Confidential Information in connection with the business of Company or Bank or their respective Affiliates; and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of Company or Bank or any of their respective Affiliates, except as required in the performance by Executive of Executive’s authorized employment duties.

(d)          Nothing in this Agreement shall be construed or enforced to prevent disclosure of Confidential Information to the extent disclosure is required by applicable law, rule, or regulation or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed that in fact required by such law, rule, regulation, or order, and, provided further, that, unless prohibited by law, rule, regulation, or order, Executive shall promptly provide Employer written notice of any such required disclosure of Confidential Information. Additionally, nothing in this Agreement shall prohibit or restrict Executive (or any attorney for Executive) from (i) initiating communications directly with, responding to an inquiry from, providing testimony before, or otherwise participating in any investigation or proceeding that may be conducted by any government agency, regulatory authority, or self-regulatory organization, including the Securities and Exchange Commission and the Financial Industry Regulatory Authority, or (ii) reporting possible violations of federal, state, or local law or regulation to any government agency or regulatory authority or making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. Executive shall not need the prior authorization of Employer to make any such reports or disclosures and shall not be required to notify Employer that Executive has made such reports or disclosures.

(e)          Notwithstanding any other provision of this Agreement:

(i)          Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding; and

(ii)          If Executive files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Executive may disclose trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive (A) files any document containing trade secrets under seal and (B) does not disclose trade secrets, except pursuant to court order.

(f)          Executive understands and acknowledges that Executive’s obligations under this Agreement with regard to any particular Confidential Information shall commence, or shall be deemed to have commenced, immediately upon Executive first having access to such Confidential Information (whether before or after the Effective Date) and shall continue during and after Executive’s employment by Employer until such time as such Confidential Information has become public knowledge other than as a result of Executive’s breach of this Agreement or a breach by any person acting in concert with, at the direction of, or on behalf of Executive.

(g)          At any time upon request by Employer, and in any event upon termination of Executive’s employment with Employer, Executive will promptly deliver to Employer all property of Employer or its Affiliates, including without limitation all Confidential Information, vehicles, keys, access cards, credit cards, identification cards, equipment, computers, tablets, and mobile and other electronic devices, then in Executive’s possession or control.

8.           Restrictive Covenants.

(a)          Non-Competition.  Executive agrees that, during the Term and, following the termination of Executive’s employment with Employer, for the duration of the Post-Termination Period, Executive will not (except on behalf of or with the prior written consent of Employer) (i) within the Restricted Area, either directly or indirectly, on Executive’s own behalf or in the service of or on behalf of others, engage in any business, activity, enterprise, or venture competitive with the Business of Employer; (ii) within the Restricted Area, either directly or indirectly, perform for any Competing Business any services that are the same as, or substantially similar to, the services Executive performs or performed for Employer; (iii) within the Restricted Area, accept employment with or be employed by any person engaged in any business, activity, enterprise, or venture competitive with the Business of Employer; or (iv) work for or with, consult for, or otherwise be affiliated with or be employed by any person or group of persons proposing to establish a new bank or other financial institution within the Restricted Area.

(b)          Non-Solicitation of Customers.  Executive agrees that, during the Term and, following the termination of Executive’s employment with Employer, for the duration of the Post-Termination Period, Executive will not directly or indirectly (except on behalf of or with the prior written consent of Employer), on Executive’s own behalf or in the service of or on behalf of others, solicit or contact or attempt to solicit or contact (by mail, email, courier, facsimile, telephone, instant or text message, social media, or otherwise), or meet with (in person, via video conference, or otherwise), any customer of Company or Bank or any Affiliate of Company or Bank, or any prospective customer of Company or Bank or any Affiliate of Company or Bank known by Executive to be sought by Company or Bank or any Affiliate of Company or Bank, for purposes of selling, offering, or providing products or services that are competitive with those sold, offered, or provided by Company or Bank or any Affiliate of Company or Bank.

(c)          Non-Solicitation of Employees.  Executive agrees that, during the Term and, following the termination of Executive’s employment with Employer, for the duration of the Post-Termination Period, Executive will not directly or indirectly (except on behalf of or with the prior written consent of Employer), on Executive’s own behalf or in the service of or on behalf of others, solicit, recruit, or hire, or attempt to solicit, recruit, or hire, any employee of Company or Bank or any Affiliate of Company or Bank, or otherwise induce or attempt to induce any such employee to terminate his or her employment with Company or Bank or any Affiliate of Company or Bank, regardless of whether the employee is a full-time, part-time, or temporary employee of Company or Bank or an Affiliate of Company or Bank or the employee’s employment is pursuant to a written agreement, for a determined period, or at will.

(d)          Non-Disparagement.  Executive agrees that, both during the Term and following the termination of Executive’s employment with Employer, Executive will not make any disparaging statements or remarks (written or oral) about Company or Bank or any Affiliate of Company or Bank or any of their respective officers, directors, employees, shareholders, agents, or representatives. Employer agrees that, in connection with the termination of Executive’s employment, Employer will instruct the directors and executive officers of Employer as of the date of termination of Executive’s employment to refrain from making any disparaging statements or remarks (written or oral) about Executive.

(e)          Modification; No Hardship.  The Parties agree that the provisions of this Agreement represent a reasonable balancing of their respective interests and have attempted to limit the restrictions imposed on Executive to those necessary to protect Employer from inevitable disclosure of Confidential Information and unfair competition. The Parties agree that, if the scope or enforceability of this Agreement, or any provision hereof, is in any way disputed at any time and a court or other trier of fact determines that the scope of any provision contained in this Agreement is overbroad, then such court or other trier of fact may modify the scope of such provision so that it is enforceable to greatest extent permitted by applicable law. Executive acknowledges and agrees that, in the event Executive’s employment with Employer terminates, Executive possesses marketable skills and abilities that will enable Executive to find suitable employment without violating the covenants set forth in this Agreement.

(f)          Tolling.  Executive agrees that, in the event Executive breaches this Section 8, the Post-Termination Period shall be tolled during, and therefore extended by, the period of such breach.

(g)          Remedies.  Executive agrees that the covenants contained in Section 7 and Section 8 are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect the business, interests, and properties of Company and Bank and their respective Affiliates; and that irreparable loss and damage will be suffered by Employer and its Affiliates should Executive breach any of such covenants. Therefore, Executive agrees and consents that, in addition to all other remedies provided by or available at law or in equity, Employer shall be entitled to seek a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated or threatened breach of any of the covenants contained in Section 7 or Section 8 and that, in such event, Employer shall not be required to post a bond. Employer and Executive agree that all remedies available to Employer shall be cumulative.

9.           Severability.  The Parties agree that each of the provisions included in this Agreement is separate, distinct, and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law, rule, regulation, or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, such law, rule, regulation, or public policy.

10.         No Set-Off by Executive.  The existence of any claim, demand, action, or cause of action by Executive against Company or Bank or any Affiliate of Company or Bank, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of any of its rights under this Agreement.

11.         Notices.  All notices and other communications required or permitted under or pertaining to this Agreement shall be in writing and shall be either personally delivered, sent by overnight courier, or mailed by first class United States Mail, return receipt requested, to the recipient at the address below indicated:

If to Employer:	If to Executive:

Reliant Bancorp, Inc.	To Executive, personally, at the address for
6100 Tower Circle, Suite 120	Executive appearing in the records of Employer
Franklin, Tennessee 37067
Attention: Chief Executive Officer

or to such other address or to the attention of such other person as the recipient Party shall have specified by prior written notice to the sending Party. All such notices and other communications shall be effective (a) when personally delivered to the Party to be notified, (b) two business days after deposit with an overnight courier, addressed to the Party to be notified as set forth above, or (c) four business days after deposit in the United States Mail, first class, return receipt requested, at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in the event of a general discontinuance of postal service, notices and other communications will be effective upon receipt), and addressed to the Party to be notified as set forth above.

12.          Assignment.  Each of Company and Bank may assign this Agreement and its rights hereunder, and may delegate its duties and obligations under this Agreement, in each case without notice to or the consent of Executive, in connection with a Change in Control. This Agreement is a personal contract, and neither this Agreement nor the rights, interest, duties, or obligations of Executive hereunder may be assigned or delegated by Executive. Subject to the preceding provisions of this Section 12, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

13.         Waiver.  A waiver by a Party of any provision of this Agreement or of any breach of this Agreement by any other Party shall not be effective unless set forth in a written instrument signed by the Party granting such waiver, and no such waiver shall operate or be construed as a waiver of the same or any other provision or breach on any other occasion.

14.         Mediation.  Except with respect to Section 7 and Section 8, in the event of any dispute arising out of or relating to this Agreement or a breach hereof, which dispute cannot be settled through direct discussions among the Parties, the Parties agree to first endeavor to settle the dispute in an amicable manner by non-binding, confidential mediation in Franklin, Williamson County, Tennessee before resorting to any other process for resolving the dispute.

15.         Applicable Law and Choice of Forum.  This Agreement shall be governed by and construed and enforced under and in accordance with the laws of the State of Tennessee, without regard to or the application of principles of conflicts of laws. The Parties agree that any litigation, suit, action, or proceeding arising out of or related to this Agreement shall be instituted exclusively in the United States District Court for the Middle District of Tennessee, Nashville Division, or the courts of the State of Tennessee sitting in Williamson County, Tennessee, and each Party irrevocably submits to the exclusive jurisdiction of and venue in such courts and waives any objection it might otherwise have to the jurisdiction of or venue in such courts.

16.         Interpretation.  Words used herein denoting one gender shall include all genders. Words used herein denoting the singular shall include the plural and vice versa. When used herein, the terms “herein,” “hereunder,” “hereby,” “hereto,” and “hereof,” and any similar terms, refer to this Agreement. When used herein, the term “person” shall include an individual, a corporation, a limited liability company, a partnership, a joint venture, an association, a trust, and any other entity or organization, whether or not incorporated. Any captions, titles, or headings preceding the text of any section or subsection of this Agreement are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction, or effect. The Parties agree that, because they have been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against any of the Parties.

17.          Entire Agreement; No Duplication of Benefits.

(a)          This Agreement embodies the entire and final, integrated agreement of the Parties on the subject matter stated in this Agreement and supersedes all prior understandings and agreements (oral and written) of the Parties relating to the subject matter of this Agreement. Without limiting the foregoing, the Parties agree that the Prior Employment Agreement is terminated and superseded by this Agreement as of the Effective Date and that, as of and after the Effective Date, (i) the Prior Employment Agreement shall have no further force or effect whatsoever and (ii) notwithstanding any provision of the Prior Employment Agreement to the contrary (including without limitation Section 21 (Survival) of the Prior Employment Agreement), neither Employer nor Executive shall have any further or continuing rights, duties, obligations, or liability of any kind or nature under the Prior Employment Agreement. Notwithstanding the foregoing, this Section 17(a) shall not relieve or release a Party from any liability or damages arising from a breach by such Party of the Prior Employment Agreement prior to the date hereof.

(b)          No amendment or supplement to or modification of this Agreement shall be valid or binding upon any Party unless the same is set forth in a written instrument signed by all Parties.

(c)          The severance payments and benefits provided for in this Agreement shall be in lieu of any payments or benefits pursuant any general severance policy or other severance plan maintained by Employer for the benefit of its employees generally.

18.         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original manually signed copy of this Agreement.

19.         Rights of Third Parties.  Nothing herein expressed is intended, or shall be construed, to confer upon or give to any person, other than the Parties hereto and, as applicable, their respective estates, heirs, beneficiaries, successors, and permitted assigns, any rights or remedies under or by reason of this Agreement.

20.         Legal Fees.  In the event of any claim, action, suit, or proceeding arising out of or relating to this Agreement, the prevailing Party or Parties shall be entitled to recover from the non-prevailing Party or Parties all reasonable fees, expenses, and disbursements, including without limitation reasonable attorneys’ fees and court costs, incurred by such prevailing Party or Parties in connection with such claim, action, suit, or proceeding, in addition to any other relief to which such prevailing Party or Parties may be entitled at law or in equity.

21.         Survival.  The respective rights and obligations of the Parties hereunder shall survive the termination of this Agreement to the extent and for such time as necessary to carry out fully the purposes and intent of this Agreement.

22.          Executive Representations. Executive represents and warrants to Employer that, during the Term, neither Executive’s employment with Employer nor Executive’s performance of Executive’s duties and responsibilities under this Agreement will conflict with or result in a breach or violation of or a default under any contract, covenant, or agreement (including without limitation any non-solicitation, non-competition, or other similar contract, covenant, or agreement) or order, judgment, or decree to which Executive is a party or subject or by which Executive is bound. Executive acknowledges and affirms that Executive has executed this Agreement voluntarily, has read this Agreement carefully, and had a full and reasonable opportunity to consider this Agreement (including an opportunity to consult with legal counsel), and that Executive has not been pressured or in any way coerced, threatened, or intimidated into signing this Agreement.

23.         Code Section 409A.  Notwithstanding anything in this Agreement to the contrary, the following provisions shall apply to all benefits and payments provided under this Agreement by Employer to Executive:

(a)          The payment (or commencement of a series of payments) hereunder of any non-qualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a Separation from Service, at which time such non-qualified deferred compensation (calculated as of the date of Executive’s termination of employment) shall be paid (or commence to be paid) to Executive as set forth in this Agreement as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s Separation from Service.

(b)          If Executive is a specified employee (as determined by Employer in accordance with Section 409A of the Code and Treasury Regulations § 1.409A-3(i)(2)) as of Executive’s Separation from Service with Employer, and if any payment, benefit, or entitlement provided for in this Agreement or otherwise both (i) constitutes non-qualified deferred compensation (within the meaning of Section 409A of the Code) and (ii) cannot be paid or provided in a manner otherwise expressly provided for without subjecting Executive to additional tax or interest (or both) under Section 409A of the Code, then any such payment, benefit, or entitlement that is payable during the first six months following the Separation from Service shall be paid or provided to Executive in a lump sum cash payment to be made on the earlier of (A) Executive’s death and (B) the first business day of the seventh month immediately following Executive’s Separation from Service.

(c)          Any payment or benefit paid or provided under this Agreement due to a Separation from Service that is exempt from Section 409A of the Code pursuant to Treasury Regulations § 1.409A-1(b)(9)(v) will be paid or provided to Executive only to the extent that expenses are not incurred or benefits are not provided beyond the last day of Executive’s second taxable year following Executive’s taxable year in which the Separation from Service occurs, provided that Employer reimburses such expenses no later than the last day of the third taxable year following Executive’s taxable year in which Executive’s Separation from Service occurs.

(d)          It is the intent of the Parties that the payments, benefits, and entitlements to which Executive could become entitled in connection with Executive’s employment under this Agreement be exempt from or comply with Section 409A of the Code and the regulations and other guidance promulgated thereunder, and, accordingly, this Agreement will be interpreted to be consistent with such intent. For purposes of the limitations on non-qualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception, or any other exception or exclusion under Section 409A of the Code.

(e)          Although the payments and benefits provided for hereunder are intended to be structured in a manner to avoid the imposition of any penalty taxes under Section 409A of the Code, in no event whatsoever will Employer be liable for any additional tax, interest, or penalties that may be imposed on Executive under or as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding or other obligations applicable to employers, if any, under Section 409A of the Code).

(f)           No deferred compensation payments provided for under this Agreement shall be accelerated to Executive, except as permitted by Treasury Regulations § 1.409A-3(j)(4).

(g)          Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code be subject to offset by any other amount unless permitted by Section 409A of the Code.

24.         Code Section 280G.

(a)          In the event that it is determined that any payment or benefit to be made or provided to or for the benefit of Executive, whether pursuant to this Agreement or otherwise (all such payments and benefits, “Covered Payments”), would constitute a “parachute payment” within the meaning of Section 280G of the Code (or any successor provision thereto) and would, but for this Section 24(a), be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) (the “Excise Tax”), then prior to any Covered Payments being made or provided a calculation shall be made comparing (i) the Net Benefit (as defined below) to Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the Covered Payments are reduced to the minimum extent necessary to avoid the Covered Payments being subject to the Excise Tax. Only if the amount calculated under clause (i) above is less than the amount calculated under clause (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. The term “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction of Covered Payments pursuant to this Section 24(a) will be made in a manner determined by Employer that is consistent with the requirements of Section 409A of the Code.

(b)          All determinations and calculations under this Section 24 shall be made by an independent regional or national accounting firm or independent tax counsel selected by Employer (the “Determination Firm”). All determinations and calculations of the Determination Firm shall be conclusive and binding on the Parties for all purposes. For purposes of making the determinations and calculations required by this Section 24, the Determination Firm may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Parties shall furnish the Determination Firm with such documents and information as the Determination Firm may reasonably request in order to make any determinations and calculations necessitated by this Section 24. The fees and expenses of the Determination Firm shall be borne by Employer.

25.          Tax Withholding.  Employer may deduct and withhold from any amounts payable under this Agreement all federal, state, local, or other taxes Employer is required to deduct or withhold pursuant to applicable law, rule, regulation, or ruling.

26.          Regulatory Restrictions. The Parties expressly acknowledge and agree that their rights and obligations under this Agreement will be subject to such conditions, restrictions, and limitations as may from time to time be imposed by applicable federal or state banking laws, rules, or regulations or the policies of federal or state bank or bank holding company regulatory agencies. Without limiting the foregoing, no payment shall be made to Executive, pursuant to this Agreement or otherwise, if such payment would be in contravention of the requirements of Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) or Part 359 of the FDIC’s Rules and Regulations (12 C.F.R. Part 359), and Employer shall have no obligation to petition the FDIC, or any other regulatory agency or authority, for its consent or concurrence for any payment to Executive under Section 18(k) of the Federal Deposit Insurance Act or Part 359 of the FDIC’s Rules and Regulations.

27.          Right to Contact.  Executive agrees that Employer shall have the right to contact any new employer, or potential employer, of Executive and apprise such person of Executive’s responsibilities and obligations owed under this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement effective as of the date first written above.

COMPANY:	RELIANT BANCORP, INC.

	By:	/s/ DeVan Ard, Jr.
DeVan Ard, Jr.
Chairman and Chief Executive Officer

BANK:	RELIANT BANK

	By:	/s/ DeVan Ard, Jr.
DeVan Ard, Jr.
Chairman and Chief Executive Officer

EXECUTIVE:
/s/ Jerry Cooksey
Jerry Cooksey

(Signature Page to Cooksey Employment Agreement)